Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated September 25, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZK5

Principal Amount (in Specified Currency): $10,000,000
Issue Price: 100%
Trade Date: September 25, 2006
Original Issue Date: September 28, 2006
Stated Maturity Date: September 28, 2015

Interest Rate: 5.70% per annum
Interest Payment Dates: Each March 28 and September 28, commencing
   March 28, 2007

Net Proceeds to Issuer: 100%
Agent's Discount or Commission: 0.0%
Agent: Nomura Securities International, Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to 100%, on the Redemption Dates and subject to the notice stated below

Redemption Dates: September 28, 2007 and each Interest Payment Date thereafter
Notice of Redemption: The redemption of the Notes is subject to not less than 10 nor more than 60 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2006 and an Appointment Agreement Confirmation dated September 25, 2006 (collectively, the "Agreement") between TMCC and Nomura Securities International, Inc. ("Nomura"), Nomura, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Nomura may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, Nomura is committed to take and pay for all of the Notes offered hereby if any are taken.